 EXHIBIT 99.1

JOINT FILING AGREEMENT

JOINT FILING  AGREEMENT (this “Agreement”), dated as of March 11, 2011 among S.A.V.E. Partners III, LLC, a Delaware limited liability company, Craig W. Thomas, an individual and Bradley M. Tirpak, an individual (collectively, the “Joint Filers”).

W I T N E S S E T H

WHEREAS, as of the date hereof, each of the Joint Filers is filing a Schedule 13D/A under the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to securities of Direct Insite Corp. (the “Schedule 13D”);

WHEREAS, each of the Joint Filers is individually eligible to file the Schedule 13D;

WHEREAS, each of the Joint Filers wishes to file the Schedule 13D and any amendments thereto jointly and on behalf of each of the Joint Filers, pursuant to Rule 13d-1(k)(1) under the Exchange Act;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

1.   The Joint Filers hereby agree that the Schedule 13D is, and any amendments thereto will be, filed on behalf of each of the Joint Filers pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

2.   Each of the Joint Filers hereby acknowledges that, pursuant to Rule 13d-1(k)(1)(i) under the Exchange Act, it is responsible  for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the  information  concerning it contained  therein, and is not responsible for the completeness and accuracy of the information concerning any of the other parties contained therein, unless it knows or has reason to know that such information is inaccurate.

3.   Each of the Joint Filers hereby agrees that this Agreement shall be filed as an exhibit to the Schedule 13D, pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed individually or by their respective directors hereunto duly authorized as of the day and year first above written.

S.A.V.E. PARTNERS III, LLC

                     /s/ Craig W. Thomas
                     Name: Craig W. Thomas
                     Title:  Managing Member

/s/ Craig W. Thomas
Craig W. Thomas

/s/ Bradley M. Tirpak
Bradley M. Tirpak

Schedule I

This schedule sets forth information with respect to each purchase and sale of Common Stock which was effectuated by the Reporting Persons during the past 60 days.

Transaction Date	Reporting Person	Shares Acquired		Shares Disposed		Price Per Share (1)
1/18/2011	Mr. Thomas	5		-		$0.67
1/31/2011	Mr. Thomas	100		-		$0.67
2/02/2011	Mr. Thomas	2,500		-		$0.68
2/02/2011	Mr. Thomas	2,500		-		$0.67
2/08/2011	Mr. Thomas	22,500		-		$0.79
2/08/2011	Mr. Thomas	16,059		-		$0.78
2/08/2011	Mr. Thomas	10,000		-		$0.79
2/08/2011	Mr. Thomas	5,000		-		$0.77
2/08/2011	Mr. Thomas	3,500		-		$0.79
2/08/2011	Mr. Thomas	2,500		-		$0.79
2/08/2011	Mr. Thomas	2,500		-		$0.79
2/08/2011	Mr. Thomas	2,500		-		$0.78
2/08/2011	Mr. Thomas	2,500		-		$0.78
2/08/2011	Mr. Thomas	2,500		-		$0.76
2/10/2011	Mr. Thomas	5,849		-		$0.79
2/10/2011	Mr. Thomas	2,500		-		$0.79
2/10/2011	Mr. Thomas	1,000		-		$0.75
2/16/2011	Mr. Thomas	-		2,500	(2)	$0.81
2/16/2011	Mr. Thomas	-		116,513	(2)	$0.81
2/16/2011	SAVE	7,000		-		$0.82
2/16/2011	SAVE	121,513	(2)	-		$0.81
2/16/2011	SAVE	700		-		$0.83
2/18/2011	SAVE	142,997		-		$0.81
2/18/2011	SAVE	15,100		-		$0.81
2/22/2011	SAVE	6,900		-		$0.81
2/23/2011	SAVE	4,000		-		$0.86
3/01/2022	SAVE	2,000		-		$0.81
3/02/2011	SAVE	7,600		-		$0.81
3/03/2011	SAVE	5,000		-		$0.81
3/03/2011	SAVE	12,500		-		$0.91
3/09/2011	SAVE	11,938		-		$0.96
3/10/2011	SAVE	21,800		-		$1.01

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(1)  Average price per share including fees and transaction costs.
(2)  Cross trade between SAVE and Mr. Thomas.